Exhibit 99.1

Cambium Learning Group Appoints New Board Member

Dallas, January 28, 2010-Cambium Learning Group, Inc. [NASDAQ: ABCD] today announced that Harold O. Levy, Managing Director of Palm Ventures, LLC was elected to the company’s board of directors. Mr. Levy will serve as a Class I director.

At Palm Venture, LLC, Mr. Levy concentrates on investments in education, regulated industries and allied fields. Prior to that, he was the Managing Director and Special Counsel at Plainfield Asset Management.

He previously served as Executive Vice President and General Counsel at Kaplan, Inc., where he was a member of the Executive Team of Kaplan University and founded Kaplan University’s online School of Education. Mr. Levy is also a former New York City Schools Chancellor; he created accountability metrics, started the Teaching Fellows Program for career changers and significantly improved reading and math scores including, in 2002, the largest ever one-year gain in math scores.

“Harold’s strong education background and lifetime passion for children makes him an ideal choice,” said Ron Klausner, CEO of Cambium Learning Group, Inc. “We look forward to benefiting from his experience and welcome him to the board.”

Mr. Levy sits on the Presidential Advisory Council of the Teachers College (Columbia University), Council of the Woodrow Wilson International Center for Scholars, Executive Committee and Board of Trustees at Pace University, the Citizens Budget Commission and the Citizens Union Foundation Board. He is a graduate of the Cornell Law School and the University of Oxford.

About Cambium Learning Group, Inc.
Cambium Learning Group, Inc. (NASDAQ:ABCD) is based in Dallas, Texas, and operates three business units: Voyager, a comprehensive intervention business; Sopris, a supplemental solutions business; and Cambium Learning Technologies, which includes ExploreLearning, IntelliTools, Kurzweil and Learning A-Z. Through its core divisions, Cambium Learning Group, Inc. provides research-based education solutions for students in Pre-K through 12th grade, including intervention curricula, educational technologies and services primarily focused on serving the needs of the nation’s most challenged learners and those realizing their full potential. The company’s website is www.cambiumlearning.com.

Media and Investor Contact:
Shannan Overbeck
Cambium Learning Group, Inc.
214.932.9476
soverbeck@voyagerlearning.com

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